Exhibit 10.9

EXECUTION COPY

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made and entered into as of November 19, 2009 (the “Effective Date”), between Cloud Peak Energy Resources LLC, a Delaware limited liability company (“CPE LLC”), and Cloud Peak Energy Inc., a Delaware corporation (“CPE”).  CPE and CPE LLC are sometimes referred to herein separately as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, as contemplated by the terms of the Amended and Restated Limited Liability Company Agreement of CPE LLC dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “LLC Agreement”), the members of CPE LLC have approved this Management Services Agreement;

WHEREAS, to facilitate the operation of the business of CPE LLC, CPE LLC and CPE desire for CPE to provide management services to CPE LLC supplemental to CPE’s role as manager (“Manager”) under the LLC Agreement and memorialize the clarification of certain responsibilities of CPE in managing CPE LLC on the terms and subject to the conditions specified in this Agreement; and

WHEREAS, to facilitate CPE’s provision of management services, CPE LLC and CPE desire for CPE LLC to pay CPE certain employee costs for Service Employees (as defined herein) and to provide certain administrative services, facilities and other resources to CPE on the terms and subject to the conditions specified in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, CPE LLC and CPE agree as follows:

1.                                      Definitions.

The following terms shall have the indicated meaning:

“Affiliate” means with respect to a Person (as defined below), any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.  As used in this definition, the word “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Employee Costs” means, with respect to any month, the aggregate amount of Attributable Employee Costs.

“Agreement” is defined in the introductory paragraph.

“Attributable Employee Costs” means, with respect to each Service Employee (as defined below), the monthly Employee Costs attributed to such Service Employee (as defined below).

“Board” is defined in Section 2.1.

“CPE” is defined in the introductory paragraph.

“CPE Benefit Plans” means, with respect to CPE, any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and any other plan or arrangement of any kind, whether qualified or non-qualified, relating to stock options, incentive compensation, bonus, profit sharing, retirement, pension, deferred compensation, severance benefits, leave of absence, vacation, life, health, accident, disability, sick pay, workmen’s compensation or other insurance, severance, separation, fringe or any other benefits.

“CPE LLC” is defined in the introductory paragraph.

“Effective Date” is defined in the introductory paragraph.

“Employee Costs” means the direct out-of-pocket costs or reasonable allocated costs of CPE (i) for gross wages, salaries, bonuses, incentive compensation, equity compensation and payroll taxes of the Service Employees, plus (ii) for workers’ compensation insurance incurred by CPE with respect to the Service Employees, plus (iii) for employee benefit plans attributable to any Service Employees, including but not limited to pension, savings, medical, dental, vision, disability and life insurance, plus (iv) for other benefits directly attributable to the Service Employees, including but not limited to perquisites, personal or fringe benefits or other similar incentive programs, executive programs, severance pay, employee assistance programs, cafeteria plan benefits, dependent care and health care flexible spending accounts, sick leave, legal assistance and educational assistance, plus (v) related to the employee benefit plans or programs, including but not limited to incremental costs of charges or premiums, employee participation, actuarial reports, accounting, or legal fees.

“Governmental Authority” means any United States federal, state or local or any foreign government, supranational, governmental, regulatory or administrative authority, instrumentality, agency or commission, political subdivision, self-regulatory organization or any court, tribunal or judicial or arbitral body or other governmental authority.

“Health and Welfare Plans” is defined in Section 4.3(c).

“Law” means any law (statutory, common or otherwise), constitution, ordinance, code, rule, regulation, executive order or other similar authority enacted, adopted, promulgated or applied by any Governmental Authority, each as amended from time to time.

“LLC Agreement” is defined in the Recitals.

“Loss” is defined in Section 5.1.

“Management Services” means all services performed by CPE (by Service Employees or otherwise), whether the provision of such services by CPE is required or contemplated by the LLC Agreement or is supplemental to the services to be provided by CPE to CPE LLC under the LLC Agreement, relating to the management and operation of the business of CPE LLC, including but not limited to executive oversight, exploration, production, sales, marketing, finance and accounting support and reporting, legal support and other services and activities as are customarily performed by persons holding the positions set forth on Exhibit A hereto and all other services provided by CPE, its officers, directors and employees to or for the benefit of CPE LLC in, or relating to, CPE’s role as Manager of CPE LLC.

“New York Courts” has the meaning set forth in Section 7.1.

“Person” means an individual, corporation, joint venture, partnership, limited partnership, limited liability company, trust, estate, business trust, association, Governmental Authority or any other entity.

“Reimbursable Costs” shall mean all of the reasonable out-of-pocket costs and expenses incurred or suffered by CPE in connection with the providing of the Management Services, including the following:

(a)           all supplies and equipment purchased on behalf of CPE LLC in order to provide the Management Services;

(b)           meals, travel, hotel accommodations, and entertainment expenses incurred in connection with the performance of the Management Services;

(c)           legal, accounting, health and safety, environmental, mining, and other third party advisors and consultants incurred in connection with the performance of the Management Services;

(d)           directors’ fees, directors’ and officers’ insurance policies, employee practices liability insurance policies and any indemnification of directors, officers, employees or agents of CPE;

(e)           operating, administrative and other similar costs incurred in connection with the performance of the Management Services;

(f)            any judgments, settlements, penalties, fines or other costs and expenses (including any indemnification related expenses) in respect of any claims against, or any litigation or proceedings involving, CPE, other than indemnification related expenses (a) owed to any member of the Rio Tinto Group (as such term is defined in the Master Separation Agreement dated   , 2009 which CPE and CPE LLC are parties thereto) and (b) payable by CPE pursuant to the Underwriting Agreement (as defined in the Master Separation Agreement) and the Purchase Agreement (as defined in the Master Separation Agreement);

(g)           fees and expenses related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by the Board to the extent the proceeds of such securities offering, or any investment or asset acquired in any such investment or acquisition transaction are contributed to or, if not successful, were intended to be contributed to, CPE LLC; and

(h)           bank accounts maintained by CPE on behalf of CPE LLC.

In addition, Reimbursable Costs shall include all items of corporate overhead, including, but not limited to, mortgage or rent payments for real property, or other fees, costs or expenses of any kind whatsoever incurred by CPE and associated with, related to or otherwise necessary for CPE’s maintenance of its corporate existence and business, its status as a reporting company under the federal securities laws and being listed on a national securities exchange.  Solely as illustration and not by means of limitation, examples of such Reimbursable Costs would be SEC filing fees, blue sky fees and expenses, transfer agent, paying agent and registrar fees and expenses, franchise taxes, registered agent fees and expenses and fees and expenses of its public accountants, legal advisors or other consultants or advisors.  Reimbursable Costs shall also include any fees, costs, commissions and expenses payable by CPE under the Registration Rights Agreement dated as of the date hereof by and among CPE, RTEA and KMS, as such agreement may be amended, restated, supplemented or modified from time to time.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, members, partners, managers and employees.

“Service Employees” means those employees of CPE who devote all or a portion of their working time to the performance of the Management Services and whose (i) job title(s) and (ii) initial estimated Attributable Employee Cost are set forth on Exhibit A hereto, as may be amended from time to time.  Service Employees include and will include any former Service Employee to whom CPE has ongoing obligations.

“Services Fee” is defined in Section 3.1.

“Supporting Documentation” is defined in Section 2.5(a).

2.                                      Performance of Management Services.

2.1.          Management Services.  From and after the Effective Date, CPE agrees to provide the Management Services on the terms and conditions set forth in this Agreement and in compliance with the policies and programs established from time to time by the Board of Directors of CPE (the “Board”).

2.2.          Exhibit A.

(a)           Exhibit A shall set forth the name, job title and initial estimated Attributable Employee Cost for each Service Employee employed by CPE.  For the avoidance of doubt, Exhibit A shall not include any employees that are employed by CPE LLC or any subsidiary of CPE LLC.

(b)           Notwithstanding anything in this Agreement to the contrary, Exhibit A shall be deemed automatically amended if CPE adds, removes or replaces a Service

Employee, or if a Service Employee’s employment with CPE otherwise terminates.  In such an instance, CPE shall deliver to CPE LLC a revised Exhibit A that reflects such change to the list of Service Employees.

(c)           For those Service Employees identified on Exhibit A as of the Effective Date, the initial estimated Attributable Employee Cost shall be calculated for fiscal year 2009, and for any subsequent Service Employee, initial estimated Attributable Employee Cost shall be calculated for the fiscal year in which such individual assumes the role of Service Employee.  The estimated and actual Attributable Employee Costs will vary because of factors including payment of bonuses or other incentive compensation, including equity compensation (which bonuses, incentive and equity compensation will not be included in the estimated Attributable Employee Costs on Exhibit A), varying utilization of fringe benefits from estimated amounts and differences between estimated and actual benefit costs.

(d)           Within thirty days of each new fiscal year, CPE shall provide CPE LLC a notice containing an updated estimated Attributable Employee Cost for each Service Employee.

2.3.          Subcontractors.  CPE may subcontract with third parties, including Affiliates of CPE, to assist in the performance of the Management Services; provided, however, that CPE shall not be relieved of any obligation under this Agreement or the LLC Agreement as a result of any subcontract entered into pursuant to this Section 2.3; and further provided, that CPE, at all times, will manage, supervise and monitor such parties.

2.4.          Compliance with Laws.  CPE shall perform the Management Services in compliance with all applicable Laws in all material respects.

2.5.          Supporting Documentation.

(a)           CPE shall keep reasonable supporting documentation of all the Services Fees and Reimbursable Costs (the “Supporting Documentation”).  CPE shall maintain and retain the Supporting Documentation in a manner consistent with any CPE record retention policies.

(b)           CPE LLC, upon reasonable notice to CPE, shall have the right to inspect and audit, during normal business hours and using reasonable commercial efforts not to disrupt CPE’s normal business operations, the Supporting Documentation to the extent reasonably necessary to verify any information regarding the Services Fees or Reimbursable Costs with respect to any year within the twelve month period following the end of such year.  The costs of any such inspection or audit shall be borne by CPE LLC.

2.6.          Employee Matters.  All Service Employees shall be employees of CPE, and not CPE LLC.  CPE shall recruit, select, employ, promote, terminate, supervise, direct, train and assign the duties of all Service Employees, and may change or replace any such Service Employee at any time in each case in CPE’s sole discretion.  To the extent practicable, CPE shall notify CPE LLC before terminating any Service Employee, but all such termination decisions shall be made by CPE in its sole discretion.

2.7.          No Partnership.  Nothing contained in this Agreement or in the relationship between CPE and CPE LLC constitutes, or may be construed to be or to create, a partnership or joint venture between CPE and CPE LLC.

2.8.          CPE LLC Manager.  Nothing contained in this Agreement shall alter or supersede CPE’s rights and obligations as Manager of CPE LLC, as set forth in the LLC Agreement and pursuant to applicable law.

3.                                      Management Services Fee and Payment.

3.1.          Services Fee.  During the term of this Agreement, CPE LLC shall pay CPE a monthly fee (the “Services Fee”) for performance of the Management Services equal to the Aggregate Employee Costs for such month.

3.2.          Reimbursable Costs.  During the term of this Agreement, CPE LLC shall pay CPE the amount of the Reimbursable Costs on a monthly basis.

3.3.          Billing and Payments.  On the Effective Date, CPE LLC shall pay CPE the estimated Services Fee for the remaining portion of the then current month and for the following month, as set forth on Exhibit B.  Each month after the Effective Date, CPE will invoice CPE LLC for the estimated Services Fee for the following month and the Reimbursable Costs for the preceding month.  The invoice shall also include any adjustment in the amount owed by CPE LLC based on any difference between the prior estimated Services Fees and actual Services Fees that have been accounted for in the preceding month.  CPE LLC shall pay CPE the Services Fee and Reimbursable Costs set forth in the invoice in immediately available funds within ten days following receipt of such invoice.

4.                                      Performance of Administrative Services.

4.1.          Administrative Services.  From and after the Effective Date, CPE LLC agrees to provide reasonable office facilities, equipment, supplies and administrative and other support services to CPE as are reasonably requested by CPE to perform the Management Services.

4.2.          Payroll, Accounting and Financial Reporting and Other Support Services.  From and after the Effective Date, CPE LLC agrees to provide payroll, accounting and financial reporting and other support services for CPE.

(a)           Payroll.  CPE LLC shall perform all payroll functions for payment of CPE LLC and CPE employees.  CPE LLC shall be designated as the common paymaster for CPE LLC and CPE and shall be responsible for payroll tax withholding, remission and payroll tax reporting of compensation for CPE LLC and CPE employees.

(b)           Accounting and Financial Reporting.  CPE LLC shall provide accounting and financial reporting services as reasonably required by CPE operations.

(c)           Other Support Services.  CPE LLC shall provide other reasonable supporting services for CPE including:  non-executive management, sales, marketing, reserves, information technology, human resources, and legal supporting services on the same or similar terms as such services are provided to CPE LLC.

4.3.          Employee Benefits.  From and after the Effective Date, CPE LLC agrees that CPE employees shall be eligible to actively participate in the CPE LLC group employee benefit plans and, to the extent applicable, CPE shall be a participating employer in any CPE LLC group employee benefit plan.  CPE agrees that CPE LLC employees may be eligible to receive awards under any CPE Benefit Plan, including the CPE 2009 Long-Term Equity Incentive Plan.

(a)           CPE Benefit Plans.  CPE LLC shall provide administrative supporting services with respect to operation, administration and required reporting for any CPE Benefit Plan, including the CPE 2009 Long-Term Equity Incentive Plan.  Section 3.4(b) of the LLC Agreement shall govern the terms and conditions relating to authorization and issuance of additional common membership units of CPE LLC in connection with equity compensation awards under the CPE 2009 Long-Term Equity Incentive Plan to employees and other service providers of CPE and CPE LLC.  The Board or a committee of the Board shall approve equity awards made under the plan.

(b)           401(k) Plan.  CPE LLC and CPE shall take all actions required or appropriate to provide that CPE shall adopt the CPE LLC 401(k) Profit Sharing Plan, or its successor, so that CPE will become a participating employer or alternatively CPE LLC will adopt a plan with identical benefits to provide for participation by eligible CPE employees.

(c)           Health and Welfare Plans.  CPE LLC and CPE shall take all actions required or appropriate to provide that CPE shall adopt, as a participating employer, the health and welfare benefit plans and other fringe benefits sponsored by CPE LLC for its employees (the “Health and Welfare Plans”) to permit eligible CPE employees and their covered dependents to participate in the Health and Welfare Plans.

5.                                      Limitation on Liability; Indemnification.

5.1.          Limitation on Liability of CPE.  Neither CPE nor its officers, directors, agents and employees shall be liable to CPE LLC for any claims, actions, losses, damages, liabilities, causes of action, fines, costs and expenses (including reasonable investigation costs and reasonable attorneys’, experts’ and consultants’ fees) (“Losses”) suffered or incurred by CPE LLC, directly or indirectly, in connection with the performance of the Management Services, except to the extent such Losses are caused by willful misconduct or gross negligence of CPE or the Service Employees.  No Party hereto shall be liable to the other Party for, and the term Losses shall not include, any lost profits, lost sales, business interruption, decline in value, lost business opportunities, or consequential, incidental, punitive or exemplary damages; provided, however, that this waiver shall not limit a Party’s right to indemnification for liabilities incurred by such Party to a third party (other than the members of CPE LLC and their Affiliates) claiming such items as damages.

5.2.          CPE LLC Indemnification of CPE.  CPE LLC shall indemnify, defend and hold harmless CPE from and against all Losses arising from the claims of any third party to the extent such claims arise directly or indirectly out of CPE’s performance of the Management Services, including any Losses arising out of or otherwise related to CPE’s employment of the Service Employees and the furnishing of such Service Employees to CPE LLC; provided, however, CPE LLC shall not be responsible for indemnifying or defending CPE or otherwise be liable to CPE with respect to any Losses arising from CPE’s or the Service Employees’ willful misconduct or gross negligence.

5.3.          CPE Indemnification of CPE LLC.  CPE shall indemnify, defend and hold harmless CPE LLC from and against all Losses resulting directly or indirectly from any act or omission by CPE or the Service Employees that constitutes willful misconduct or gross negligence; provided, however, CPE shall not be responsible for indemnifying or defending CPE LLC or otherwise be liable to CPE LLC with respect to any Losses for which CPE LLC is obligated to indemnify CPE as provided in Section 5.2.

5.4.          Special Indemnification Provisions.  The indemnification obligations of CPE LLC under Section 5.2 and CPE under Section 5.3 shall in each case be conditioned upon (a) 30 days written notice from the other Party hereto after such Person learns of any claim or basis therefor which is covered by such indemnity (except to the extent that the failure to provide prompt notice does not prejudice the indemnifying Party), (b) such Party’s not acting, directly or indirectly, in any manner that would prevent CPE LLC or CPE, as the case may be, from obtaining recovery under applicable insurance policies or would prejudice the defense of the claim in question and (c) such Party’s taking of all reasonably necessary steps, as applicable, to prevent being barred from obtaining recovery under applicable insurance policies or to prevent prejudicing the defense of the claim in question.

6.                                      Term; Termination; Default.

6.1.          Term.  This Agreement shall become effective on the Effective Date and shall continue until terminated as provided in Section 6.2.

6.2.          Termination.  This Agreement shall terminate, with no further action necessary by either CPE LLC or CPE, on the date that CPE, directly or indirectly, ceases to be the Manager of CPE LLC pursuant to the terms of the LLC Agreement.

6.3.          Surrender.  Upon the termination of this Agreement, CPE LLC and CPE shall deliver any property belonging to the other Party hereto.

6.4.          Payment of Expenses After Termination; Accrued Obligations.  Neither Party hereto shall be relieved from any obligations or liabilities accruing prior to the effective date of termination, including in the case of CPE LLC, its obligation to make payment to CPE of all sums due CPE under this Agreement in respect of the performance of the Management Services prior to the effective date of termination.  After termination of this Agreement, CPE shall provide CPE LLC a final invoice showing any prorated amount of the Services Fee to be returned to CPE LLC and the outstanding Reimbursable Costs due to CPE. The balance owed to CPE or CPE LLC, as applicable, shall be paid by the other Party within fifteen days following receipt of the final invoice.

6.5.          Survival.  The provisions set forth in Sections 5, 6.3, 6.4 and 7 shall survive the termination of this Agreement.

7.                                      Miscellaneous.

7.1.          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement is to be construed in accordance with and governed by the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the Parties.

(b)           Each Party hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, the Supreme Court of the State of New York sitting in New York County (the “New York Courts”) for any legal action or other legal proceeding arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated thereby (and agrees not to commence any legal action or other legal proceeding relating thereto except in such courts), including to enforce any settlement, order or award.  Each Party hereto:

(i)            consents to service of process in any such proceeding in any manner permitted by the laws of the State of New York, and also agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 7.2 is sufficient and reasonably calculated to give actual notice;

(ii)           agrees that the New York Courts shall be deemed to be a convenient forum; and

(iii)          waives and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in the New York Courts that such Party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court.

(c)           In the event of any action or other proceeding relating to this Agreement or the enforcement of any provision of this Agreement, the prevailing party (as determined by the court) shall be entitled to payment by the non-prevailing party of all costs and expenses (including reasonable attorneys’ fees) incurred by the prevailing party, including any costs and expenses incurred in connection with any challenge to the jurisdiction or the convenience or propriety of venue of proceedings before the New York Courts.

(d)           Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any legal action or other legal proceeding directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or thereby.  Each of the Parties hereto (a) certifies that no Representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers set forth in this Section 7.1(d).

7.2.          Notices.  Any notice, instruction, direction or demand required under the terms of this Agreement shall be in writing and shall be duly given upon delivery, if delivered by hand, facsimile transmission or mail (with postage prepaid), to the following addresses:

If to CPE:

Cloud Peak Energy Inc.
General Counsel
505 S. Gillette Avenue
Gillette, WY 82716
(307) 687-6000
Fax: (307) 687-6059

If to CPE LLC:

Cloud Peak Energy Inc.
General Counsel
505 S. Gillette Avenue
Gillette, WY 82716
(307) 687-6000
Fax: (307) 687-6059

or to such other addresses or telecopy numbers as may be specified by like notice to the other Parties.

7.3.          Assignment.  No Party shall assign, transfer or otherwise alienate any or all of its rights or interest under this Agreement without the express prior written consent of the other Party, which consent may be granted or withheld in such other Party’s sole discretion. Any attempted transfer in violation of the previous sentence shall be invalid and ineffective ab initio.

7.4.          No Third-Party Beneficiaries.  This Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective legal representatives, successors and assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

7.5.          Amendment.  Subject to Section 10.2 of the LLC Agreement and except with respect to an amendment to Exhibit A in accordance with Section 2.2, this Agreement may only be amended by a written agreement executed by both Parties.

7.6.          Waiver.  A provision of this Agreement may be waived only by a writing signed by the Party intended to be bound by the waiver. A Party is not prevented from enforcing any right, remedy or condition in the Party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the Party specifically waives the same in writing.  A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated.  A waiver once given is not to be construed as a waiver for any other matter or occasion.  Any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by Law and include any rights and remedies authorized in Law or in equity.

7.7.          Severability.  If any term or other provision of this Agreement shall be determined by a court, administrative agency or arbitrator to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not render the entire Agreement invalid. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable Law.

7.8.          Counterparts and Signatures.  This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.  This Agreement may be executed by electronic transmission, including by facsimile or electronic mail, by each Party hereto of a signed signature page hereof to the other Party.

7.9.          Interpretation of Agreement.

(a)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”

(b)           Unless otherwise specified, references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of and Exhibits to this Agreement.

(c)           The Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

(d)           Each Party hereto and its counsel cooperated in drafting and preparation of this Agreement and the documents referred to in this Agreement.  Any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

CLOUD PEAK ENERGY RESOURCES LLC

By:	/s/ Michael Barrett
Name:	Michael Barrett
Title:	CFO

CLOUD PEAK ENERGY INC.

By:	/s/ Colin Marshall
Name:	Colin Marshall
Title:	President and CEO

[Signature page for Management Services Agreement]